Exhibit 99.2

FOR IMMEDIATE RELEASE

PETRO STOPPING CENTERS HOLDINGS, L.P. AND PETRO HOLDINGS

FINANCIAL CORPORATION ANNOUNCE EXTENSION OF THE OFFER AND

CONSENT SOLICITATION

El Paso, Texas, September 16, 2003—Petro Stopping Centers Holdings L.P. and Petro Holdings Financial Corporation (the “Issuers”) announce an extension of their pending offer and consent solicitation with respect to all of their outstanding $113,370,000 aggregate principal amount at maturity senior discount notes due 2008 (the “Existing Notes”) (CUSIP# 71646DAE2 and ISIN# US71646DAE22). Petro Warrant Holdings Corporation also announces the extension of the consent solicitation with respect to all of its outstanding warrants (CUSIP# 716457114, ISIN# 7164571140).

The expiration date for the offer and each consent solicitation has been extended from 5:00 p.m. New York City time on September 16, 2003, to 5:00 p.m. New York City time on September 23, 2003, unless further extended. As of 5:00 p.m. September 16, 2003, the Issuers had received tenders from holders of approximately $26.7 million principal amount at maturity of the Existing Notes and Petro Warrant Holdings Corporation had received consents from holders of approximately 53.1% of its outstanding warrants.

In connection with the offer, Petro Stopping Centers Holdings L.P. intends to refinance substantially all its existing debt in order to extend its debt maturities, to increase its financial flexibility and to take advantage of current conditions in the debt markets.

Informational documents relating to the offer will only be distributed to eligible investors who complete and return an Eligibility Letter that has already been sent to investors. If you would like to receive this Eligibility Letter, please contact Global Bondholders Services, the information agent for offer and consent solicitation, at (212) 430-3774 or (866) 470-4200 (US toll-free).

The new notes to be issued in connection with the offer and consent solicitation (the “New Notes”) will not be registered under the Securities Act of 1933, as amended, and will only be offered in the United States to qualified institutional buyers or institutional accredited investors in private transactions in reliance upon an exemption from registration under the Securities Act and outside the United States to persons other than U.S. persons in off-shore transactions in reliance upon Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the New Notes in any state of the United States in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

All statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and inherently involve certain risks, uncertainties and assumptions that are difficult to predict. These statements are based on Petro Stopping Centers Holdings’ best estimates, actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Petro Stopping Centers Holdings L.P. assumes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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Contact:

Edward Escudero

Chief Financial Officer & Treasurer

(915) 779-4711